Exhibit (k)(8)

Amendment No. 5

To

Credit Agreement for Margin Financing

AMENDMENT No. 5, dated as of September 4, 2019 (this “Amendment”) to the Credit Agreement for Margin Financing, dated as of December 15, 2010 between Western Asset High Income Fund II Inc. (“Client”) and Pershing LLC (“Pershing”).

WHEREAS, Pershing and Client are parties to the Credit Agreement for Margin Financing, dated as of December 15,2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement; and

WHEREAS, Pershing and Client desire to amend the Credit Agreement as set forth below.

NOW, THEREFORE, the parties hereby agree as follows, effective immediately:

I.	Appendix A to the Credit Agreement shall be deleted in its entirety and replaced with Appendix A hereto.

II	Miscellaneous.

Client hereby reaffirms, represents and warrants that, both before and after giving effect to this Amendment, (a) each representation and warranty made in the Credit Agreement is true and correct in all material respects as of the date hereof and (b) represents and warrants that, both before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Except as expressly amended hereby, the Credit Agreement is and shall remain in full force and effect, and no amendment in respect of any term or condition of the Credit Agreement shall be deemed to be an amendment in respect of any other term or condition contained in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WESTERN ASSET HIGH INCOME FUND II INC.

By:	/s/ Jane Trust
Name:	Jane Trust
Title:	President & CEO

PERSHING LLC

By:	/s/ Peter R. Murphy
Name:	Peter R. Murphy
Title:	Managing Director

WESTERN ASSET HIGH INCOME FUND II INC.

APPENDIX A

Interest Rate:	One Month LIBOR Offered Rate plus 70 bps

“LIBOR Offered Rate” means the rate of interest equal to (a) the rate for deposits in U.S. dollars for an interest period of one month which appears on the Bloomberg Page BTMM as of 12:00 noon (new York City time) two LIBOR Business Days before the first day of such interest period, or (b) if such rate does not appear on Bloomberg Page BTMM two LIBOR Business Days before the first day of such interest period, then the rate for “British banker’s LIBOR” as quoted by Reuters or Bloomberg as of 12:00 noon (New York City time) two LIBOR Business Days before the first day of such interest period, or (c) if such rate is not quoted by Reuters or Bloomberg, then the rate for deposits in U.S. dollars which appeared on the Bloomberg Page BTMM as of 12:00 noon (New York City time) three LIBOR Business Days before the first day of such interest period.

Maximum Margin Release:	US and Non-US Investment Grade Bonds*	80%

	US and Non-US Non-Investment Grade Bonds*	50%

	US Exchange Listed Common and Preferred Stock at or above $5	50%

	*Includes Sovereign Bonds

	Non-Investment Grade Bonds rated CCC/ Caa2 or below (including non-rated bonds) that account for more than 25% of the corporate bonds gross market value of securities will be held at 100% margin requirement.

	Margin release for all other asset classes or other collateral to be determined on a case by case basis.

Margin Eligibility:	Securities eligible for margin shall be those defined under Regulation T of the Federal Reserve Board and FINRA RULE 4210, provided however that margin shall not be extended against: (a) any bond valued at less than $40; (b) any common or preferred stock not capable, in Pershing’s commercially reasonable discretion (the reasonableness of any determination by Pershing shall, in part, be based upon any information supplied to Pershing by Western Asset Management Company), of being liquidated measured against 3 trading days; (c) any 144A security restricted from sale within 30 days; (d) any non-U.S. security not able to be held by DTC, Euroclear or Clearstream, provided, however, that Pershing, in its commercially reasonable discretion, may consider, on a case by case basis, accepting eligible investment grade bonds and eligible non-investment grade bonds that are issued by foreign governments or companies domiciled outside the U.S. that are not able to be held by DTC, Euroclear or Clearstream.

Diversification:	The Margin Release specified above shall remain in effect provided the Special Custody Account maintains a diversified group of securities wherein: (a) no individual security position, based upon CUSIP, ISIN or SEDOL, accounts for no more than 5% of the gross market value of all securities pledged in the Special Custody Account; (b) the securities of any single issuer do not account for more than 10% of the gross market value of all securities pledged in the Special Custody Account; (c) the securities of a single “sector”, as the term is defined by the U.S. Barclays High Yield Index (or its successor index), or the securities of a single country, do not account for more than 20% of the gross market value of all securities pledged in the Special Custody Account; or (d) the securities of non-G22 countries do not account for more than 50% of the gross market value of all securities pledged in the Special Custody Account.

Maximum Debit:	Client will not exceed the margin debit limit of $300 million without the mutual agreement of both parties.

Fees and Charges:	There are no other fees or charges currently contemplated in connection with this Agreement other than interest. To the extent any fees and/or charges arise, the parties agree to negotiate in good faith to determine such fees and/ or charges. To the extent fees or charges may arise in connection with services not provided under this Agreement, such fees and charges will be covered under an agreement related to those services.